Exhibit 99.1
CELSIUS HOLDINGS REPORTS INCREASED REVENUE

DELRAY BEACH, Fla., August 4 — Celsius Holdings, Inc. (OTC BB: CSUH.OB) today reported revenue of $1.2 million for the three months ended June 30, 2009 versus $1.0 million for the same period in the previous year, an increase of 16.6 percent.  Revenue for the six month period ended June 30, 2009 was $2.1 million versus $1.5 million for the same period in the previous year, an increase of 39.4%. The company recorded a net loss of $1.4 million for the three month period ended June 30, 2009 versus $916,000 for the same period last year, or $0.01 per basic and diluted share.

Mr. Stephen C. Haley, chairman and CEO said: “Reorders continue to grow as Celsius is getting more traction in our key retailers. All of the progress made this quarter is not reflected in the financial results. The year over year revenue picture is especially clouded by the large international order we shipped in the same quarter last year.”

Mr. Haley continued: “We expect that much of the ground work laid in the first half of this year will now start to be reflected in the revenue in the second half. Retailer acceptance is growing and we soon will launch a substantial marketing push to build consumer awareness.”

“Operationally,” Mr. Haley said, “we used the second quarter to fine tune much of the creative elements of our marketing plan in areas with strong distribution. The objective was to test various concepts and types of media with real consumers and retailers. We have methodically enhanced our margins and packaging. All part of the foundation that we have been putting in place before moving into the growth phase of our young company’s evolution.”

The company's quarterly conference call is scheduled for 4:30 p.m. ET Thursday, August 6. The call may be accessed through live webcast links on the company's internet home page, http://www.celsius.com. The webcast will be archived and available on the company's website for one month following the call.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (OTCBB:CSUH.OB) markets Celsius®, the original, great-tasting calorie burner backed by science through its wholly owned operating subsidiary, Celsius, Inc. Celsius, Inc. is dedicated to providing a healthier, daily refreshment through science and innovation.  Information about Celsius Holdings, Inc. is available on our website. More information about Celsius, the original, great-tasting calorie burner, is available at http://www.celsius.com.

Forward-looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Celsius Holdings' future results of operations and/or financial position, or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would,” or similar words. You should not rely on forward-looking statements since Celsius Holdings' actual results may differ materially from those indicated by forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting our business; and other risks and uncertainties discussed in the reports Celsius Holdings files from time to time with the Securities and Exchange Commission. Celsius Holdings does not intend to and undertakes no duty to update the information contained in this press release.

Celsius Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited)
	June 30,	December 31,
	2009	2008
ASSETS
Current assets	$1,930,209	$1,750,576
Long-term note receivable	250,000	250,000
Other long-term assets	191,056	202,193
Total Assets	$2,371,265	$2,202,769

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities, other	$1,137,257	$733,537
Current liabilities, related parties	979,504	120,000
Convertible note payable, net of debt discount	480,886	562,570
Other long term liabilities	164,436	775,435
Total Liabilities	2,762,083	2,191,542

Stockholders’ (Deficit) Equity	(390,818)	11,227
Total Liabilities and Stockholders’ (Deficit) Equity	$2,371,265	$2,202,769

Celsius Holdings, Inc. and Subsidiaries Condensed Consolidated Statements of Operations (unaudited)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009	2008	2009	2008
Net revenue	$1,166,062	$1,000,109	$2,137,473	$1,533,491
Cost of revenue	676,312	631,321	1,220,836	930,216
Gross profit	489,750	368,788	916,637	603,275

Selling and marketing expenses	1,454,235	705,135	2,675,280	1,553,351
General and administrative expenses	448,965	423,492	803,740	888,397
Loss from operations	(1,413,450)	(759,839)	(2,562,383)	(1,838,473)

Interest expense, net	26,544	156,580	55,541	259,790
Net loss	$(1,439,994)	$(916,419)	$(2,617,924)	$(2,098,263)

Basic and diluted:
Weighted average shares outstanding	149,613,238	123,126,449	149,237,916	115,691,540
Loss per share	$(0.01)	$(0.01)	$(0.02)	$(0.02)

Contact Info:
Kim Morgan (561) 750-9800 x233 or kmorgan@transmediagroup.com
Jan Norelid (866) 4-CELSIUS or jnorelid@celsius.com
Source: Celsius Holdings, Inc.